UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

GLOBE SPECIALTY METALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125

New York, New York 10119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 798-8122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2013, Globe Specialty Metals, Inc. (the “Company”) and Mr. Joseph Ragan entered into an employment agreement pursuant to which Mr. Ragan will serve as the Company’s Chief Financial Officer.

Mr. Ragan (age 51) served from 2008 to 2013 as Chief Financial Officer for Boart Longyear, the world’s largest drilling services contractor for the global mining sector, operating in more than 40 countries and selling its products in nearly 100 countries. Prior to joining Boart Longyear, he held the position of Chief Financial Officer for the GTSI Corporation, a leading technology solutions provider for the public sector listed on NASDAQ. Earlier in his career, he held various international and domestic finance positions for PSEG, The AES Corporation, and Deloitte and Touche. He received his Bachelor of Science in Accounting from The University of the State of New York, his Master’s degree in Accounting from George Mason University, and is a Certified Public Accountant in the commonwealth of Virginia.

Mr. Ragan’s employment agreement provides for a three year term, effective as of May 20, 2013.  At the end of the term, it will automatically be extended for successive one year periods, unless either the Company or Mr. Ragan has provided the other with at least 90 days prior written notice of its or his intention to allow the agreement to expire.

Mr. Ragan’s annual base salary will be $450,000, subject to any increase as determined by the Compensation Committee. In connection with entering into the agreement, Mr. Ragan was awarded a cash bonus of $75,000. Mr. Ragan is also entitled to an annual individual bonus of up to $200,000 with respect to each of calendar years 2013, 2014 and 2015, based on achieving certain individual performance goals to be adopted by the executive chairman, the chief executive officer and the Compensation Committee with respect to such years. The agreement also provides for the payment of a performance bonus with respect to each of calendar years 2013, 2014 and 2015 calculated as a percentage of modified EBITDA and modified free cash flows, capped (including the individual bonus) at $1,000,000 if the results for the calendar year is equal to or less than $160,000,000 and capped (including the individual bonus) at $1,200,000 if the results for the calendar year exceed $160,000,000. The performance bonus for 2013 will be pro-rated for the part year and will be subject to a minimum of $250,000 multiplied by the fraction of the year worked in 2013. The payment of each performance bonus is subject to the Company meeting a threshold performance requirement that the fraction determined by dividing modified EBITDA for the calendar year by the average committed capital for that year exceed 0.2. The terms “modified EBITDA,” “modified free cash flow” and “average committed capital” have the same definitions as previously disclosed in the Company’s proxy statement. Mr. Ragan is also eligible for other incentive awards. The Board retains discretion to make both positive and negative adjustments to any individual bonus or performance bonus.

Mr. Ragan is entitled to certain insurance and leave benefits. The agreement requires Mr. Ragan to protect the confidentiality of the Company’s confidential information, and it further provides, if he is terminated for cause or resigns without good reason, that for two years after termination he will not directly compete with the Company, seek to solicit the customers or hire the Company’s employees.

If Mr. Ragan’s employment terminates by reason of his death or disability, he would be entitled to payment of all vested and unvested individual bonus, performance bonus and incentive awards (“Awards”) and pro rata payment of the Awards for the then current plan year. If Mr. Ragan’s employment is terminated without cause or if he resigns for good reason, he would be entitled to receive the foregoing items plus a lump sum severance payment comprised of his annual base pay, the value of any Awards granted or vested during the last calendar year and the pre-tax cost of 12 months’ COBRA coverage for himself and his family under the Company’s health plans. Nonrenewal of the term by the Company (other than for cause) would entitle Mr. Ragan to payment of all vested and unvested Awards and pro rata payment of the Awards that would have been awarded had the employment termination not occurred in the then current plan year through the date of employment termination.  In addition, if Mr. Ragan’s employment is terminated by the Company (other than for cause, disability or as a result of his death), or if he terminates his employment for good reason, in connection with a change of control of the Company, Mr. Ragan would be entitled to the same payments as upon termination without cause or for good reason, except that the lump sum severance payment would be an amount equal to one times the sum of his average base pay and his average Awards for the past five years.

Under the agreement, “good reason” means a material reduction of compensation, a material reduction of responsibilities, a requirement to report to anyone other than the Chairman, Chief Executive Officer or the Board or a material breach of the agreement, and “cause” means (a) the indictment, conviction of or entry of nolo contendere plea to a felony or any crime involving moral turpitude, dishonesty, fraud or embezzlement, (b) failure to perform his duties as reasonably directed, or a material breach of the agreement, after written notice and thirty days opportunity to cure or (c) the commission of any act involving bad faith, moral turpitude, dishonesty, fraud, embezzlement, disloyalty or other similar conduct.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.

Dated: May 13, 2013	By:	/s/ Stephen Lebowitz
		Name:	Stephen Lebowitz
		Title:	Chief Legal Officer